EXHIBIT 11 - STATEMENT RE: COMPUTATION OF PER SHARE LOSS (UNAUDITED) (IN THOUSANDS EXCEPT PER SHARE DATA)

                       Three Months Ended September 30   Nine Months Ended September 30
                       -------------------------------   ------------------------------
                         1996                1995          1996               1995
                       --------            --------      --------           --------

Average common shares     7,608               7,478         7,580              7,478


Net loss                ($3,900)            ($5,571)      ($8,085)          ($13,237)
                      ----------           ---------     ---------         ----------

Net loss per share       ($0.51)             ($0.74)       ($1.07)            ($1.77)
                      ----------           ---------     ---------         ----------
                      ----------           ---------     ---------         ----------
